NEWS RELEASE

Contacts:
Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS THIRD QUARTER 2006 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for the Fourth Quarter

HOUSTON — November 9, 2006 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the third quarter 2006.

•	Third quarter 2006 production is 50% higher than third quarter 2005 and increased 32% sequentially from the second quarter 2006

•	Year-to-date production was at an all-time high and is projected to increase over 50% for 2007

•	W&T was also successful in seven of seven exploration wells, including two on the conventional shelf, four in the deep shelf and one in the deepwater during the third quarter of 2006

Net Income: Net income for the three months ended September 30, 2006 was $66.7 million, or $0.91 per diluted share, on revenue of $213.4 million. Net income for the third quarter of 2006 includes an unrealized gain of $14.8 million (after taxes) related to W&T’s open commodity derivative contracts. Without the effect of the unrealized commodity derivative gain, net income for the third quarter of 2006 would have been $51.9 million or $0.71 per diluted share. See “Additional Non-GAAP Information” later in this release. This compares to net income of $53.1 million, or $0.80 per diluted share, on revenues of $153.4 million for the third quarter of 2005. Net income for the nine months ended September 30, 2006 was $161.0 million, or $2.35 per diluted share, or

$2.21 per diluted share without the effect of the unrealized commodity derivative gain, on revenues of $536.1 million, compared to net income of $138.2 million or $2.09 per diluted share, on revenues of $432.3 million for 2005. Weighted average shares of common stock outstanding on a diluted basis increased 11% to 73.0 million shares for the third quarter of 2006, compared to third quarter of 2005.

Cash Flow from Operations and EBITDA: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined in “Additional Non-GAAP Information” later in this press release. Third quarter 2006 Adjusted EBITDA was $168.5 million, compared to $126.1 million during the prior year’s third quarter. Net cash provided by operating activities for the nine months ended September 30, 2006 increased to $351.5 million from $343.9 million in 2005. Adjusted EBITDA was $434.1 million for the nine months ended September 30, 2006, compared to $350.7 million for the prior year period. For more complete information regarding EBITDA and Adjusted EBITDA please see “Additional Non-GAAP Information” later in this press release.

Production and Prices: Total production in the third quarter of 2006 was 15.4 billion cubic feet (“Bcf”) of natural gas at an average price of $6.58 per thousand cubic feet (“Mcf”) and 1.8 million barrels (“MMBbls”) of oil at an average price of $62.08 per Bbl, or 26.2 billion cubic feet of natural gas equivalent (“Bcfe”) at an average price of $8.14 per Mcfe. This compares to production of 11.5 Bcf of natural gas at an average price of $8.64 per Mcf and 1.0 MMBbls of oil at an average price of $54.39 per Bbl, or 17.5 Bcfe at an average price of $8.79 per Mcfe in the third quarter of 2005. The increase in volumes is primarily attributable to the additional production associated with the Kerr-McGee transaction closing within the quarter and new production from successful exploration drilling.

For the nine months ended September 30, 2006 total production was 37.5 Bcf of natural gas at an average price of $7.35 per Mcf and 4.3 MMBbls of oil at an average price of $60.48 per Bbl, or 63.3 Bcfe at an average price of $8.46 per Mcfe. This compares to 37.1 Bcf of natural gas at an average price of $7.31 per Mcf and 3.4 MMBbls of oil at an average price of $47.38 per Bbl, or 57.4 Bcfe at an average price of $7.52 per Mcfe for the same period in 2005.

Average realized prices exclude the settlement of commodity derivative contracts that do not qualify for hedge accounting. Had the Company included the effect of the realized cash portion of commodity derivative contracts during the relative periods, the average realized sales price for natural gas would have been $6.87 per Mcf for the third quarter of 2006 and $7.54 per Mcf for the nine months ended September 30, 2006. The average realized sales price for oil would have been $62.00 per barrel for the third quarter of 2006 and $60.33 per barrel for the nine months ended September 30, 2006. On a natural gas equivalent basis, the average realized sales price would have been $8.30 per Mcfe for the third quarter of 2006 and $8.57 per Mcfe for the nine months ended September 30, 2006. The Company did not have any derivative contracts in place during the periods ended in 2005.

Lease Operating Expenses (“LOE”): LOE for the third quarter increased from $18.2 million, or $1.04 per Mcfe, to $34.4 million, or $1.31 per Mcfe in the third quarter of 2006. LOE for the nine months ended September 30, 2006 was $66.5 million, or $1.05 per Mcfe, compared to $52.3 million, or $0.91 per Mcfe, in 2005. The increases in quarterly and year-to-date LOE are primarily attributable to higher costs associated with the Kerr-McGee transaction in August 2006 and increases in insurance premiums as a result of last year’s hurricanes, hurricane repair costs, overall service costs, and supply costs at existing properties.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $85.5 million, or $3.26 per Mcfe, in the third quarter of 2006 from $45.6 million, or $2.61 per Mcfe, in the same period of 2005. DD&A for the nine months ended 2006 was $201.9 million or $3.19 per Mcfe, compared to DD&A of $138.8 million, or $2.42 per Mcfe, for the same period in 2005 as a result of an increase in total depletable costs due to the Kerr-McGee transaction and the Company’s higher drilling activities.

Kerr-McGee purchase price allocation: The Kerr-McGee properties were accounted for as a purchase, and accordingly, the results of operations are included in our consolidated statements of operations from the closing date of August 24, 2006. The purchase price was allocated to the acquired assets and assumed liabilities based on their estimated fair value at the time of acquisition. As a result of our allocation, $814 million was allocated to proved oil and gas properties and $392 million was allocated to unproved oil and gas properties.

Capital Expenditures and Operations Update: During the third quarter of 2006, the Company participated in the drilling of seven exploration wells (gross) in the Gulf of Mexico, all of which were successful. W&T also successfully drilled one development well during the period. During the third quarter of 2006, the Company spent $70.3 million for development, $35.4 million for exploration, $1.1 billion for acquisition and other leasehold activity and $3.6 million for other capital items. For the nine months ended September 30, 2006, $198.0 million was spent on development, $167.7 million for exploration, and $1.1 billion for acquisition and other leasehold activity.

As a result of the Company’s success, the Company’s 2006 capital budget was increased to $550 million from $400 million by the Board of Directors during the third quarter.

Drilling Highlights: In the third quarter of 2006, the Company participated in the drilling of eight wells, seven exploration and one development. Of the wells drilled in the third quarter of 2006, one was in deepwater, four were on the deep shelf, and three were on the conventional shelf. One second-quarter exploration deep shelf well has been re-categorized as non-commercial. Two of the exploration wells, indicated below by an asterisk, were drilled before W&T closed the Kerr-McGee transaction.

Successful Wells:

Field Name/Well	Category	Working Interest %
High Island 24L #1	Exploration / Shelf	25%
South Timbalier 206 A-10ST	Exploration / Shelf	25%
Bay Junop S/L 17993-#1	Exploration / Deep Shelf	100%
Eugene Island 205 C-3ST	Exploration / Deep Shelf	100%
South Timbalier 41 #5 (F-1)*	Exploration / Deep Shelf	40%
West Cameron 295 #4ST*	Exploration / Deep Shelf	20%
Green Canyon 82 #3	Exploration / Deepwater	100%
East Cameron 321 A-25ST	Development / Shelf	100%

*	Indicates wells drilled before W&T closed the Kerr-McGee transaction

Non-commercial Well (re-classified from the second quarter):

Field Name/Well	Category	Working Interest %
Eugene Island 205 C-1ST	Exploration / Deep Shelf	100%

In the remainder of the year, the Company anticipates drilling two exploration wells on the conventional shelf, and two exploration wells in the deepwater.

Dividends: On October 11, 2006, the board of directors declared a cash dividend of $0.03 per common share, which was paid on November 1, 2006 to shareholders of record on October 22, 2006. On August 1, 2006, the Company paid a cash dividend of $0.03 per common share to shareholders of record on July 14, 2006.

Insurance Update: As of September 30, 2006, the Company has incurred $76.8 million of costs, net to its interest, to remediate damage caused by Hurricanes Katrina and Rita that have been reclassified to insurance receivables and other assets. Included in insurance receivables and other assets is $45.7 million and $6.1 million, respectively, which represents the estimated reimbursable hurricane remediation costs incurred in excess of the deductibles that the Company believes are reimbursable under its insurance policies. To date, the Company has received payment for its claims related to Hurricane Rita in the amount of $17.2 million, net of deductibles. The Company estimates the total remediation costs associated with the hurricanes to be between $90 million and $100 million.

Kerr-McGee Transaction Closing: W&T Offshore completed the merger transaction with a Kerr-McGee subsidiary owning the Gulf of Mexico conventional shelf properties of Kerr-McGee. The effective date of the transaction is October 1, 2005. The merger transaction closed on August 24, 2006 for $1.03 billion.

Equity Offering: W&T Offshore completed an equity offering on July 20, 2006, selling a total of 8.5 million shares at $32.50 per share, before underwriting discount. The Company granted the underwriters a 30-day option to purchase up to an additional 1.275 million shares of common stock, which was exercised on August 9, 2006. Total proceeds to the Company, net of underwriting discount, was $308.2 million, which was used as a portion of the cash consideration in the Kerr-McGee merger transaction.

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the fourth quarter, full year 2006 and full year 2007 is shown in the table below. The fourth quarter and full year 2006 guidance includes the impact of the Kerr-McGee transaction, as reported in our operations update on August 28, 2006.

Estimated Production	Fourth Quarter 2006	Full-Year 2006	Full-Year 2007
Crude oil (MMBbls)	2.1 – 2.3	6.4 – 6.6	9.6 – 10.5
Natural gas (Bcf)	22.7 – 24.6	60.2 – 62.1	92.2 – 101.2
Total (Bcfe)	35.0 – 38.1	98.4 – 101.4	149.7 – 164.3

Operating Expenses ($ in millions, except as noted)	Fourth Quarter 2006	Full-Year 2006	Full-Year 2007
Lease operating expenses	$35.5 – $42.6	$99.7 – $106.8	N/A
Gathering, transportation & production taxes	$8.1 – $9.6	$19.8 – $21.3	N/A
General and administrative	$10.2 – $14.2	$40.6 – $44.6	N/A
Income tax rate, % deferred	35.0%, 80%	35.0%, 80%	N/A

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, November 9, 2006 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2075 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, November 16, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11074827.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Oil and natural gas	$213,393	$153,355	$535,960	$431,744
Other	38	70	122	532

Total revenues	213,431	153,425	536,082	432,276

Expenses:
Lease operating	34,427	18,226	66,491	52,253
Gathering, transportation costs and production taxes	5,186	2,551	11,694	10,186
Depreciation, depletion, and amortization	82,142	43,403	194,052	131,967
Asset retirement obligation accretion	3,324	2,203	7,840	6,829
General and administrative	9,645	6,524	30,377	19,187
Commodity derivative gain	(27,065)	—	(21,793)	—

Total operating expenses	107,659	72,907	288,661	220,422

Income from operations	105,772	80,518	247,421	211,854
Net interest income (expense)	(3,627)	581	(871)	468

Income before income taxes	102,145	81,099	246,550	212,322
Income tax expense	35,444	27,997	85,553	74,156

Net income	$66,701	$53,102	$160,997	$138,166

Earnings per common share:
Basic	$0.92	$0.80	$2.36	$2.14

Diluted	$0.91	$0.80	$2.35	$2.09

Weighted average shares outstanding:
Basic	72,882	65,970	68,300	64,649

Diluted	73,039	65,970	68,412	65,968

Consolidated Cash Flow Information
Net cash provided by operating activities	$123,364	$145,342	$351,468	$343,894

Capital expenditures	$1,181,423	$82,488	$1,455,800	$227,822

Other Financial Information
Adjusted EBITDA	$168,524	$126,124	$434,089	$350,650

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Natural gas (MMcf)	15,374	11,498	37,490	37,150
Oil (MBbls)	1,809	993	4,307	3,379
Total natural gas and oil (MMcfe)	26,228	17,456	63,333	57,421

Average daily equivalent sales (MMcfe/d)	285	190	232	210

Average realized sales prices:
Natural gas ($/Mcf)	$6.58	$8.64	$7.35	$7.31
Oil ($/Bbl)	62.08	54.39	60.48	47.38
Natural gas equivalent ($/Mcfe)	8.14	8.79	8.46	7.52

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.31	$1.04	$1.05	$0.91
Gathering, transportation cost and production taxes	0.20	0.15	0.18	0.18
Depreciation, depletion, amortization and accretion	3.26	2.61	3.19	2.42
General and administrative	0.37	0.37	0.48	0.33
Net cash provided by operating activities	4.70	8.33	5.55	5.99
Adjusted EBITDA	6.43	7.23	6.85	6.11

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash	$12,071	$187,698
Receivables	159,551	83,623
Prepaid expenses and other	56,298	12,503

Total current assets	227,920	283,824

Property and equipment—at cost	3,082,452	1,486,865
Less accumulated depreciation, depletion and amortization	911,635	717,583

Net property and equipment	2,170,817	769,282

Other assets	23,088	11,414

Total assets	$2,421,825	$1,064,520

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of LT Debt	$354,640	$—
Accounts payable	169,936	143,049
Asset retirement obligations	43,760	39,653
Accrued liabilities and other	80,211	48,990

Total current liabilities	648,547	231,692

Long-term debt, less current portion	316,233	40,000
Asset retirement obligations, less current portion	243,858	112,621
Deferred income taxes	199,964	134,395
Other liabilities	4,398	2,429
Shareholders' equity:
Common stock	1	1
Additional paid-in capital	361,489	52,332
Retained earnings	648,080	491,050
Accumulated other comprehensive income (loss)	(745)	—

Total shareholders' equity	1,008,825	543,383

Total liabilities and shareholders' equity	$2,421,825	$1,064,520

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating activities:
Net income	$160,997	$138,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	201,892	138,796
Amortization of debt issuance costs	1,097	262
Accretion of discount on long-term debt	2,141	—
Share-based compensation	2,177	390
Unrealized commodity derivative gain	(15,224)	—
Deferred income taxes	65,977	32,517
Changes in operating assets and liabilities	(67,589)	33,763

Net cash provided by operating activities	351,468	343,894

Investing activities:
Investment in oil and gas property and equipment, net	(1,449,095)	(227,464)
Investment in marketable securities	—	(1,822)
Purchases of furniture, fixtures and other	(6,705)	(358)
Change in restricted deposits	(280)	(187)

Net cash used in investing activities	(1,456,080)	(229,831)
Financing activities:
Borrowings of long-term debt	819,732	2,550
Repayments of borrowings of long-term debt	(191,000)	(37,550)
Proceeds from equity offering, net of costs	306,980	—
Dividends to shareholders	(5,947)	(2,639)
Debt issuance costs	(780)	(889)

Net cash provided by (used in) financing activities	928,985	(38,528)

(Decrease) increase in cash and cash equivalents	(175,627)	75,535
Cash and cash equivalents, beginning of period	187,698	64,975

Cash and cash equivalents, end of period	$12,071	$140,510

W&T OFFSHORE, INC.

Additional Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Adjusted Net Income", "EBITDA", and "Adjusted EBITDA". Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

"Adjusted Net Income" does not include the unrealized derivative gain and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and period to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$66,701	$53,102	$160,997	$138,166
Less: Unrealized commodity derivative gain	(22,714)	—	(15,224)	—
Plus: Income tax adjustment for above item	7,882	—	5,283	—

Earnings stated without effect of the above items	$51,869	$53,102	$151,056	$138,166

Earnings per share-diluted without the effect of the above items	$0.71	$0.80	$2.21	$2.09

Reconciliation of Net Income to EBITDA

EBITDA is defined as net income plus income tax expense, net interest (income) expense, depreciation, depletion, amortization and accretion and non-cash expenses associated with unrealized changes in the fair market value of open derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use. "Adjusted EBITDA" excludes the unrealized gain or loss related to open derivative contracts. Adjusted EBITDA excludes certain non-cash items that management believes affect the comparability of operating results.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands)
	(Unaudited)
Net income	$66,701	$53,102	$160,997	$138,166
Income tax expense	35,444	27,997	85,553	74,156
Net interest (income) expense	3,627	(581)	871	(468)
Depreciation, depletion, amortization and accretion	85,466	45,606	201,892	138,796

EBITDA	191,238	126,124	449,313	350,650
Adjustments:
Non-cash change in unrealized commodity derivatives (before tax)	(22,714)	—	(15,224)	—

Adjusted EBITDA	$168,524	$126,124	$434,089	$350,650